EXABYTE CORPORATION 2004 STOCK OPTION PLAN

STOCK OPTION PACKAGE

Upon the granting of an Option:

•	Complete and provide the Stock Option Agreement with Schedules
•	Provide Optionee with copies of the following:
	•	Stock Option Plan
	•	Notice of Exercise
•	Obtain Optionee execution of the Option Agreement

Upon the exercise of an Option:

•	Optionee must provide an executed Notice of Exercise
•	Obtain Optionee payment of aggregate exercise price for shares as to which Option is exercised
•	Provide stock certificate in Optionee’s name

Exabyte Corporation 2004 Stock Option Plan

Stock Option Agreement

PARTICIPANT:

DATE OF GRANT:

THIS AGREEMENT is entered by and between Exabyte Corporation (the “Company”), and the above named Optionee (“Optionee”), an Employee, Consultant or Director of the Company or a Subsidiary thereof.

The Company and Optionee agree as follows:

1.      PRECEDENCE OF PLAN. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Exabyte Corporation 2004 Stock Option Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

2.      GRANT OF OPTION. Optionee is hereby granted a Nonqualified Stock Option (the “Option”) to purchase Common Stock of the Company pursuant to the Exabyte Corporation 2004 Stock Option Plan (the “Plan”). The Option is not intended to qualify as an incentive stock option within the meaning of Code Section 422.The number of shares as to which the Option is granted, the purchase price per share, and the expiration date of such Option are set forth below:

Total Number of Shares Subject to Option:
Purchase Price per Share:
Expiration Date:*
Vesting Date:	Shares that become exercisable:

*Unless sooner terminated as provided in Section 5.6 or Section 6 of the Plan, the Option shall expire and terminate on the expiration date, and in no event shall the Option be exercisable after that date.

3.      MANNER OF EXERCISE. Except as provided in this Agreement, the Option shall be exercisable, in whole or in part, from time to time, in the manner provided in Section 7 of the Plan.

4.      TIME OF EXERCISE. The Option granted hereby shall be exercisable only to the extent that it has vested. The Option granted hereby shall become vested in and exercisable by Optionee in the installments, on the dates and subject to the conditions set forth in vesting schedule above; provided, however, that Optionee must have rendered Continuous Service to the Company or a Subsidiary thereof from the date of grant of the Option until the date specified in the vesting schedule or until the conditions specified in the vesting schedule have been satisfied. Upon a Sale of the Company, in the circumstances set forth in the Plan, all outstanding options may become immediately vested and exercisable or may be terminated in whole or in part in exchange for the consideration receivable by holders of Common Stock in connection with such Sale of the Company, less the exercise price of such options.

5.    NONTRANSFERABILITY OF OPTION. The Option is not transferable by Optionee other than by Will or the laws of descent and distribution, and the Option shall be exercisable during Optionee’s lifetime only by Optionee; provided that, with the approval of the Company in its sole and absolute discretion, an Option may be transferred by an Optionee solely to (1) members of Optionee’s immediate family (children, grandchildren, or spouse); (2) trusts for the benefit of such family members; (3) partnerships or limited liability companies where the only equity owners are such family members; or (4) non-profit charitiable organizations approved by the Company. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void.

6.	General Provisions.

(a)     Withholding for Taxes. Optionee shall reimburse the Company, in cash or by certified or bank cashier’s check, for any federal, state or local taxes required by law to be withheld with respect to the exercise of the Option or any disqualifying disposition of the Common Stock acquired upon exercise of the Option. The Company shall have the right to deduct from any salary or other payments to be made to Optionee any federal, state or local taxes required by law to be so withheld. The Company’s obligation to deliver a certificate representing the Common Stock acquired upon exercise of the Option is subject to the payment by Optionee of any applicable federal, state and local withholding tax.

(b)    Amendment. Subject to the terms and conditions of the Plan, the Plan Administrator may modify, extend or renew the Option, or accept the surrender of the Option to the extent not theretofore exercised and authorize the granting of new Options in substitution therefore, except that no such action shall materially diminish or impair the rights under the Option without the consent of Optionee.

(c)     Receipt of Plan. By entering into this Agreement, Optionee acknowledges (i) that he or she has received and read a copy of the Plan, and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

(d)    Legends. Certificates representing Common Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until Optionee or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company resulting from a disqualifying disposition described in Code Section 422(a).

(e)     Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Optionee to remain in the Continuous Service of the Company, or of the Company to continue Optionee in the Continuous Service of the Company.

(f)     Effect on Employee Benefits. Optionee agrees that the Award will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

(g)    Confidentiality of Information. By entering into this Agreement, Optionee acknowledges that the information regarding the grant of options contained herein is confidential and may not be shared with anyone other than Optionee’s immediate family and personal financial advisor.

(h)    Specific Enforcement. Because of the unique value of the Stock, in addition to any other remedies that the Company may have upon the breach of the agreements contained herein, the obligations of Optionee shall be specifically enforceable.

(i)     Costs of Enforcement. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party of such litigation, as determined by any court of competent jurisdiction in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party shall recover judgment in any action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of the judgment.

(j)     Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

(k)    Interpretation. The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Plan Administrator, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof

Stock Option Agreement	4/2004	2

shall in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which shall be deemed to be one and the same instrument, and it shall be sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement in any way.

(l)     Assignment. This Agreement shall be binding upon the parties and their respective legal representatives, beneficiaries, successors and assigns.

(m)   Notices. All notices or other communications that are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

(n)    Governing Law and Venue. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles. Resolution of any disputes under this Agreement shall only be held in courts in Boulder County, Colorado, and the parties expressly consent to personal jurisdiction in courts in Boulder County, Colorado and waive any objections to such jurisdiction.

The Company by a duly authorized officer of the Company and Optionee have executed this Agreement on         , effective as of the date of grant.

EXABYTE CORPORATION By: Its: President and Chief Executive Officer 2108 - 55th Street Boulder, CO 80301	OPTIONEE Signature Name Address:

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Exabyte Corporation 2004 Stock Option Plan

Notice of Exercise

Exabyte Corporation	Date of Exercise:

2108 - 55th Street

Boulder, CO 80301

Dear Sir or Madam:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Stock option dated:
Number of shares as to which option is exercised:
Certificates to be issued in name of (if entity other than Optionee, provide proof of transfer):
Total exercise price:	$
Cash payment delivered herewith:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Stock Option Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

I acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting restrictions pursuant to the Company’s Articles of Incorporation, Bylaws and/or applicable securities laws.

Very truly yours,

_________________________________, Optionee

Address:____________________________________

___________________________________________

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